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                                                                    Exhibit i(3)




                                                 June 23, 2003



AIM Investment Funds                             AIM Investment Securities Funds
11 Greenway Plaza                                11 Greenway Plaza
Suite 100                                        Suite 100
Houston, TX   77046-1173                         Houston, TX  77046-1173

        RE: FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION OF AIM STRATEGIC INCOME FUND

Ladies and Gentlemen:

         You have requested our opinion regarding certain United States federal income tax consequences in connection with the transfer of the property and assets of AIM Strategic Income Fund ("Strategic Fund"), an investment portfolio of AIM Investment Funds ("AIF"), a Delaware business trust, to AIM Income Fund ("Income Fund"), an investment portfolio of AIM Investment Securities Funds ("AIS"), a Delaware business trust, in exchange solely for shares of beneficial interest of Income Fund ("Income Fund Shares") issued by AIS directly to Strategic Fund Shareholders, and Income Fund's assumption of Strategic Fund's liabilities, and the termination of Strategic Fund as a designated series of shares of AIF, all pursuant to the Agreement and Plan of Reorganization dated as of February 6, 2003 between AIF, AIS and A I M Advisors, Inc., a Delaware corporation (the "Agreement") (the transaction in its entirety being hereinafter referred to as the "Reorganization"). Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

         For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, the Registration Statement on Form N-14 filed by AIS on February 12, 2003 with the Securities and Exchange Commission, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganization. In addition, we have assumed that the Reorganization will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganization.

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AIM Investment Funds
AIM Investment Securities Funds
June 23, 2003
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         In rendering this opinion, we are relying upon the representations, warranties and covenants made by AIF and AIS in the Agreement as well as on letters of representation of even date that we have received from the officers of AIF and AIS, copies of which are attached as Exhibits A and B hereto. We have not been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made "to the best of knowledge," "to the knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

         Based upon and subject to the foregoing, it is our opinion that, for federal income tax purposes:

         1. The transfer of the assets of Strategic Fund to Income Fund in exchange for Income Fund Shares distributed directly to Strategic Fund Shareholders, as provided in the Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that Strategic Fund and Income Fund will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         2. In accordance with Section 361(a) and Section 361(c)(1) of the Code, no gain or loss will be recognized by Strategic Fund on the transfer of its assets to Income Fund solely in exchange for Income Fund Class A Shares, Income Fund Class B Shares and Income Fund Class C Shares or on the distribution of Income Fund Class A Shares, Income Fund Class B Shares and Income Fund Class C Shares to Strategic Fund Shareholders.

         3. In accordance with Section 1032 of the Code, no gain or loss will be recognized by Income Fund upon the receipt of assets of Strategic Fund in exchange for Income Fund Class A Shares, Income Fund Class B Shares and Income Fund Class C Shares issued directly to Strategic Fund Shareholders and Income Fund's assumption of Strategic Fund's liabilities.

         4. In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by Strategic Fund Shareholders on the receipt of Income Fund Class A Shares, Income Fund Class B Shares and Income Fund Class C Shares in exchange for their respective Strategic Fund Shares.

         5. In accordance with Section 362(b) of the Code, the basis to Income Fund of the assets of Strategic Fund will be the same as the basis of such assets in the hands of Strategic Fund immediately prior to the Reorganization.

         6. In accordance with Section 358(a) of the Code, a Strategic Fund Shareholder's basis for Income Fund Class A Shares, Income Fund Class B Shares or Income

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AIM Investment Funds
AIM Investment Securities Funds
June 23, 2003
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Fund Class C Shares received by the Strategic Fund Shareholder will be the same as his basis for the Strategic Fund Shares respectively exchanged therefor.

         7. In accordance with Section 1223(1) of the Code, a Strategic Fund Shareholder's holding period for Income Fund Class A Shares, Income Fund Class B Shares or Income Fund Class C Shares will be determined by including such Strategic Fund Shareholder's holding period for the Strategic Fund Shares respectively exchanged therefor, provided that the Strategic Fund Shareholder held such Strategic Fund Shares as a capital asset as of the Closing Date.

         8. In accordance with Section 1223(2) of the Code, the holding period with respect to the assets of Strategic Fund transferred to Income Fund in the Reorganization will include the holding period for such assets in the hands of Strategic Fund immediately prior to the Reorganization.

         9. The tax year of Strategic Income Fund will end on the Closing Date, and Income Fund will thereafter succeed to and take into account the capital loss carryover and certain other tax attributes of Strategic Income Fund, subject to all relevant conditions and limitations on the use of such tax benefits.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the Reorganization. We also note that certain Strategic Fund Shareholders may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganization to such Strategic Fund Shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy the mutual condition precedent to the Reorganization set forth in Section 6.2(f) of the Agreement, is being furnished to you solely for that purpose, and may not be relied upon by any other person without our express written consent.

         Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganization that are set forth above.

         If any of the facts, assumptions or representations on which our opinion is based are incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

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AIM Investment Funds
AIM Investment Securities Funds
June 23, 2003
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         Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.


                                           Sincerely,

                                           /s/ BALLARD SPAHR ANDREWS & INGERSOLL